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                                                                HEI Exhibit 12.1
                                                                ----------------

Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

Three months ended March 31                                   2002 (1)          2002 (2)         2001 (1)         2001 (2)
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(dollars in thousands)
Fixed charges
Total interest charges (3) ...........................         $36,471         $ 56,643          $48,093         $ 80,085
Interest component of rentals ........................           1,087            1,087            1,213            1,213
Pretax preferred stock dividend requirements of
   subsidiaries ......................................             776              776              769              769
Preferred securities distributions of
   trust subsidiaries ................................           4,009            4,009            4,009            4,009
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Total fixed charges ..................................         $42,343         $ 62,515          $54,084         $ 86,076
===========================================================================================================================

Earnings
Pretax income ........................................         $41,960         $ 41,960          $42,779         $ 42,779
Fixed charges, as shown ..............................          42,343           62,515           54,084           86,076
Interest capitalized .................................            (355)            (355)            (676)            (676)
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Earnings available for fixed charges .................         $83,948         $104,120          $96,187         $128,179
===========================================================================================================================

Ratio of earnings to fixed charges ...................            1.98             1.67             1.78             1.49
===========================================================================================================================

(1)      Excluding interest on ASB deposits.

(2)      Including interest on ASB deposits.

(3) Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI's consolidated statements of income.